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Prospectus Supplement No. 1             Filed Pursuant to Rule 424(b)(3) and (c)
(To Prospectus dated February 8, 2000)                    SEC File No. 333-94261



                            SIEBEL SYSTEMS, INC.


                              3,319,561 Shares


                                Common Stock


     This prospectus supplement supplements the prospectus dated February 8, 2000 of Siebel Systems, Inc. ("Siebel" or "we") relating to the public offering, which is not being underwritten, and sale by selling stockholders of Siebel or by donees, pledgees, transferees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer (the "Selling Stockholders") of up to 3,319,516 shares of our common stock who received such shares in connection with the acquisition by statutory merger of OnTarget, Inc. ("OnTarget"), by and through a merger of a wholly-owned subsidiary of Siebel with and into OnTarget. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     This prospectus supplement contains information on ownership of shares of Siebel common stock following recent gifts of shares of our common stock from:

* J. Alston Gardner to Duke University, World T.E.A.M. Sports, Inc., the University of North Carolina, The Gardner Family Charitable Remainder Unitrust and The Alston and Olivia Gardner Charitable Remainder Unitrust, which transferees were not specifically named in the prospectus;

* Nicolas J. Nascone to Nick and Laura Nascone Charitable Remainder Unitrust, which transferee was not specifically named in the prospectus;

* Jeffrey S. Muir to The Community Foundation for Greater Atlanta, Inc., which transferee was not specifically named in the prospectus;

* Fred R. Burton to Fred and Joan Burton Charitable Remainder Trust, which transferee was not specifically named in the prospectus; and

* John W. Harris to John and Mary Harris Charitable Remainder Trust, which transferee was not specifically named in the prospectus.
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                            SELLING STOCKHOLDERS

     The table of selling stockholders on pages 23 and 24 of the prospectus setting forth information concerning the selling stockholders is superseded in its entirety by the following table:

                                                                      Number of Shares        Shares Being
Selling Stockholder                                                  Beneficially Owned         Offered
-----------------------------------------------------------------  ----------------------  ------------------
J. Alston Gardner                                                              1,692,881            1,514,881
The Gardner Family Grantor Retained Annuity Trust                                307,752              276,977
The Gardner Family Charitable Remainder Unitrust                                  40,000               40,000
The Alston and Olivia Gardner Charitable Remainder Unitrust                       25,000               25,000
Philip N. Rawlins                                                                263,935 (1)          237,542
Wendy S. Lea                                                                     263,935              237,542
Nicholas J. Nascone                                                              124,949              111,254
Nick and Laura Nascone Charitable Remainder Unitrust                              12,000               12,000
Fred R. Burton                                                                    65,785               57,706
Fred and Joan Burton Charitable Remainder Trust                                   15,000               15,000
Bradford Milner                                                                   19,157               17,241
Jeffrey S. Muir                                                                  134,903 (2)          121,293
Michael A. Waddell                                                                27,698               24,928
Oberon Management, Ltd.                                                          213,041              191,737
Fluvia Investments, Ltd.                                                         213,041              191,737
Alun Newby                                                                       105,464               94,918
Barbara Kay Newby                                                                 45,199               40,679
Steve Hill                                                                        32,285               29,057
David Roberts                                                                     32,285               29,057
Stephen J. Bistritz                                                                3,847                3,462
Deborah L. Gallagher                                                               3,847                3,462
Mark B. Gardner                                                                    3,847                3,462
Donnie M. Hardison, Jr.                                                            3,847                3,462
John and Mary Harris Charitable Remainder Trust                                    3,462                3,462
Rod Jones                                                                          3,847                3,462
Robert J. Knight III                                                               3,847                3,462
Jeff Fiedler                                                                       3,847                3,462
Duke University                                                                   18,116               18,116
World T.E.A.M. Sports, Inc.                                                        2,000                2,000
University of North Carolina                                                       2,000                2,000
The Community Foundation for Greater Atlanta, Inc.                                 1,200                1,200

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(1)  Mr. Rawlins directly owns 231,862 shares of our common stock and beneficially owns 32,073 shares of our common stock as trustee for the Philip N. Rawlins 1999 Trust U/A 11/15/99.
(2) Mr. Muir directly owns 17,957 shares of our common stock and beneficially owns: (a) 46,163 shares of our common stock as trustee for the U/A J. Alston Gardner Trust dated 10/18/99, FBO Emma Gardner and Descendants; (b) 46,163 shares of our common stock as trustee for the U/A J. Alston Gardner Trust dated 10/18/99, FBO Anna Gardner and Descendants; and (c) 24,620 shares of our common stock as trustee for The Nascone Family Grantor Retained Annuity Trust U/A Nicholas J. Nascone 10/18/99.

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     We may from time to time supplement or amend the prospectus to reflect the required information concerning a transferee, pledgee, donee or successor to the selling stockholders named in the prospectus.

            The date of this prospectus supplement is May 15, 2000.

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